Exhibit 99.1

 PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS THIRD-QUARTER RESULTS

•	Earnings per diluted share: operating income* $2.31, net income $2.28

•	Net premiums rose seven percent quarter over quarter

•	Annualized third quarter and trailing 12 months' operating return on equity* 12 percent

•	EMEA and Asia Pacific operations post strong results; Global Financial Solutions (GFS) businesses continue to contribute meaningful earnings

•	Recently announced transactions consistent with our global acquisition and capital management strategies

ST. LOUIS, October 27, 2014 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported operating income* of $159.8 million, or $2.31 per diluted share, compared with $152.9 million, or $2.14 per diluted share, in the prior-year quarter. Net income totaled $158.0 million, or $2.28 per diluted share, compared with $138.0 million, or $1.93 per diluted share, in the prior-year quarter. The U.S. dollar was relatively stronger against most foreign currencies this quarter, resulting in a net adverse effect of $0.02 per share.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2014	2013	2014	2013
Net premiums	$2,168,285	$2,026,180	$6,452,082	$6,041,029
Net income	157,996	137,955	492,956	273,878
Net income per diluted share	2.28	1.93	7.03	3.76
Operating income*	159,823	152,887	429,761	203,937
Operating income per diluted share*	2.31	2.14	6.13	2.80
Book value per share	97.28	83.58
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	75.44	67.98
Total assets	42,910,363	39,526,555

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums increased seven percent to $2.2 billion with foreign currency fluctuations in the aggregate not having a material effect. Investment income rose 21 percent to $447.1 million from $369.4 million in the year-earlier quarter, benefiting from a $35.9 million increase in the fair value of options contracts underlying equity-indexed annuities.

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Excluding spread-based businesses and the value of associated derivatives, investment income increased 13 percent over year-ago levels, including the effects of certain commercial mortgage loan prepayments and a growing average invested asset base. The average investment yield was up five basis points to 4.80 percent over a year ago.

The effective tax rate on operating income was 31.9 percent this quarter, similar to last year’s third-quarter rate of 32.3 percent. During the current period, the company recognized income tax benefits associated with income in jurisdictions with lower tax rates than the U.S. statutory rate and other items. The estimated effective tax rate on operating income going forward is approximately 33 percent to 34 percent.

Greig Woodring, president and chief executive officer, commented, “We are pleased to report strong operating results this quarter, as our diversified source of earnings by geography and product line continues to serve us well. Operating income rose to $159.8 million, or $2.31 per diluted share, premiums grew seven percent over the prior-year period and our annualized operating return on equity exceeded 12 percent this quarter. The trends in the quarter and nine months were fairly consistent in that our international segments and the non-traditional business generated by Global Financial Solutions (GFS) produced very strong results, while the North American Traditional business has faced a period of higher claims. The nature of our business is such that we periodically experience volatility in claims in certain lines of business, but our global business model and diversified product base continue to deliver strong overall results. We are encouraged by the results overall and continue to be optimistic about future opportunities. We also are encouraged by the diversification benefits of our global business, which is paying off in terms of both top- and bottom-line results

“Regarding capital management, we have demonstrated a balanced approach toward deploying some excess capital into the business while also returning capital to shareholders. Our business generates sufficient capital to support our organic growth, with excess capital deployed into attractive block transactions and also returned to shareholders through share repurchases and dividends. In terms of block transactions, we announced a mortality transaction with Voya Financial during the quarter, and the acquisition of Aurora National Life Assurance Company last week. We repurchased approximately 263,000 shares for $20.9 million during the quarter, and have repurchased 2.5 million shares year to date, at an average price of $78.11 per share.  At September 30, we had repurchased $197.7 million in shares under our current $300 million stock repurchase authorization, leaving $102.3 million of remaining capacity. Our excess capital position exceeds $600 million. Ending book value per share this quarter was $97.28, including AOCI, and increased $1.90 during the third quarter to $75.44, excluding AOCI.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax operating income of $78.9 million, a decrease from $90.3 million in the third quarter last year, due to somewhat elevated claims experience versus a more normal period a year ago. In this quarter, individual mortality reported higher frequency and modestly higher large claims, and adverse experience in the group line as well. Traditional net

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premiums rose four percent to $1,171.9 million from $1,124.2 million a year ago, with growth in all traditional product lines. Pre-tax net income totaled $77.8 million for the quarter, compared with $85.0 million in the third quarter of 2013.

Non-Traditional

The Asset Intensive business reported very strong results with pre-tax operating income totaling $58.0 million compared with $38.0 million last year. The better-than-expected results benefited from prepayment fees of $8.4 million associated with certain commercial mortgage loans, and from favorable net interest rate spread performance, as well as overall experience on fixed and equity-indexed annuities. Pre-tax net income increased to $63.8 million from $9.8 million a year ago, reflecting changes in the fair value of certain embedded derivatives and realized capital gains, net of DAC offsets, as well as favorable effects cited above.

The Financial Reinsurance business continued to benefit from a growing book of treaties and a resulting trend of strong fee generation, and contributed pre-tax operating income of $13.8 million, up from $11.5 million last year. Pre-tax net income totaled $13.7 million this quarter and $11.2 million in the prior-year period.

Canada

Canadian operations reported pre-tax operating income of $25.7 million this quarter, down from $36.0 million in the prior-year period, primarily attributable to adverse individual mortality claims experience, particularly with large claims exceeding $1 million. Additionally, a relatively weaker Canadian dollar adversely affected pre-tax operating income by approximately $1.6 million for the quarter. Reported net premiums increased four percent over the prior-year quarter and totaled $245.1 million. In Canadian dollars, premiums rose nine percent. Pre-tax net income totaled $25.0 million compared with $41.9 million in the third quarter of 2013.

Europe, Middle East and Africa (EMEA)

Pre-tax operating income in EMEA increased 15 percent to $44.0 million versus last year’s $38.3 million, with favorable claims experience in substantially all markets, particularly in the U.K. and South Africa. GFS transactions also contributed significantly to results in both third quarters. Additionally, net foreign currency fluctuations improved pre-tax operating income by approximately $2.1 million. Net reported premiums increased 14 percent and totaled $346.5 million, compared with $303.3 million last year. Original currency premiums increased nine percent over the prior-year level. Pre-tax net income totaled $45.2 million versus $40.0 million in the year-ago quarter.

Asia Pacific

Asia Pacific pre-tax operating income exceeded expectations, totaling $27.4 million, contrasted with $14.3 million in the prior-year quarter. Most regions posted strong operating performances, especially in Hong Kong & Southeast Asia and Japan. Results from operations in Australia were again modestly above breakeven this period. Premiums in Australia were slightly higher compared with the third quarter of 2013, reflecting the net effect of rate increases on certain treaties offset in part by the expiration of others. Segment-wide reported net premiums rose 12 percent to $399.4 million from $357.9 million in the prior-year period, with strong growth in most areas other than Australia.
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Local currency premiums increased 11 percent, mainly due to a continued re-acceleration in Japan and South Korea. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $1.1 million this quarter. Pre-tax net income totaled $20.4 million compared with $18.8 million in last year’s third quarter. RGA’s primary operating subsidiary, RGA Reinsurance Company, received a long-awaited approval to operate a branch office in Shanghai, China. The company is excited to offer its robust range of services and innovative solutions to the Chinese insurance market.

Corporate and Other

The Corporate and Other segment reported pre-tax operating losses of $13.2 million and $2.7 million for the third quarter of 2014 and 2013, respectively. Current-quarter expenses were higher, primarily due to interest expense associated with senior notes that were issued near the end of the third quarter of 2013 and higher incentive-based compensation expenses. This segment reported a pre-tax net loss of $14.2 million this quarter compared with $4.7 million in the prior-year period.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.33, payable November 28 to shareholders of record as of November 7.

Earnings Conference Call

A conference call to discuss third-quarter results will begin at 9 a.m. Eastern Time on Tuesday, October 28. Interested parties may access the call by dialing 877-627-6581 (domestic) or 719-325-4807 (international). The access code is 7868913. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through November 5 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 7868913.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss

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from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income.

Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations
website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating income per diluted share is a non-GAAP financial measure calculated as operating income divided by weighted average diluted shares outstanding. Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.9 trillion of life reinsurance in force, and assets of $42.9 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business,
(3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength

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and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate and operate reinsurance business that the Company acquires, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the SEC.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP net income	$157,996	$137,955	$492,956	$273,878
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(5,517)	19,174	(49,344)	74,334
Capital (gains) losses on funds withheld, included in investment income	(3,576)	2,252	(7,699)	(6,694)
Embedded derivatives:
Included in investment related (gains) losses, net	(6,067)	30,960	(88,767)	(115,353)
Included in interest credited	(269)	(19,690)	(38)	(53,147)
DAC offset, net	17,238	(17,764)	82,635	61,148
Non-investment derivatives	18	—	18	—
Gain on repurchase of collateral finance facility securities	—	—	—	(30,229)
Operating income	$159,823	$152,887	$429,761	$203,937

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Income before income taxes	$231,815	$201,695	$731,790	$405,764
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(8,413)	30,513	(72,855)	116,412
Capital (gains) losses on funds withheld, included in investment income	(5,501)	3,465	(11,844)	(10,299)
Embedded derivatives:
Included in investment related (gains) losses, net	(9,333)	47,631	(136,565)	(177,466)
Included in interest credited	(415)	(30,292)	(59)	(81,764)
DAC offset, net	26,521	(27,330)	127,132	94,074
Non-investment derivatives	28	—	28	—
Gain on repurchase of collateral finance facility securities	—	—	—	(46,506)
Pre-tax operating income	$234,702	$225,682	$637,627	$300,215

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended September 30, 2014
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$77,833	$1,414		$(322)		$78,925
Non-Traditional:
Asset Intensive	63,796	54,500	(1)	(60,320)	(2)	57,976
Financial Reinsurance	13,704	100		—		13,804
Total U.S. and Latin America	155,333	56,014		(60,642)		150,705
Canada Operations	25,044	692		—		25,736
Europe, Middle East and Africa	45,176	(1,196)		—		43,980
Asia Pacific Operations	20,413	7,031		—		27,444
Corporate and Other	(14,151)	988		—		(13,163)
Consolidated	$231,815	$63,529		$(60,642)		$234,702

(1)	Asset Intensive is net of $77,415 DAC offset.

(2)	Asset Intensive is net of $(50,894) DAC offset.

(Unaudited)	Three Months Ended September 30, 2013
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$85,038	$6,492		$(1,243)		$90,287
Non-Traditional:
Asset Intensive	9,849	31,916	(1)	(3,719)	(2)	38,046
Financial Reinsurance	11,202	321		—		11,523
Total U.S. and Latin America	106,089	38,729		(4,962)		139,856
Canada Operations	41,869	(5,896)		—		35,973
Europe, Middle East and Africa	39,664	(1,323)		—		38,341
Asia Pacific Operations	18,779	(4,521)		—		14,258
Corporate and Other	(4,706)	1,960		—		(2,746)
Consolidated	$201,695	$28,949		$(4,962)		$225,682

(1)	Asset Intensive is net of $(5,029) DAC offset.

(2)	Asset Intensive is net of $(22,301) DAC offset.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Nine Months Ended September 30, 2014
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$222,793	$(8,777)		$2,066		$216,082
Non-Traditional:
Asset Intensive	216,208	12,448	(1)	(85,648)	(2)	143,008
Financial Reinsurance	39,890	(51)		—		39,839
Total U.S. and Latin America	478,891	3,620		(83,582)		398,929
Canada Operations	80,128	(1,543)		—		78,585
Europe, Middle East and Africa	121,703	(19,066)		—		102,637
Asia Pacific Operations	81,652	(223)		—		81,429
Corporate and Other	(30,584)	6,631		—		(23,953)
Consolidated	$731,790	$(10,581)		$(83,582)		$637,627

(1)	Asset Intensive is net of $74,090 DAC offset.

(2)	Asset Intensive is net of $53,042 DAC offset.

(Unaudited)	Nine Months Ended September 30, 2013
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Gain on debt repurchase	Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$254,794	$(3,081)		$(2,690)		$—	$249,023
Non-Traditional:
Asset Intensive	168,581	95,303	(1)	(140,012)	(2)	—	123,872
Financial Reinsurance	31,030	387		—		—	31,417
Total U.S. and Latin America	454,405	92,609		(142,702)		—	404,312
Canada Operations	113,836	(13,297)		—		—	100,539
Europe, Middle East and Africa	62,576	(3,535)		—		—	59,041
Asia Pacific Operations	(250,324)	5,007		—		—	(245,317)
Corporate and Other	25,271	2,875		—		(46,506)	(18,360)
Consolidated	$405,764	$83,659		$(142,702)		$(46,506)	$300,215

(1)	Asset Intensive is net of $(22,454) DAC offset.

(2)	Asset Intensive is net of $116,528 DAC offset.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Diluted earnings per share from operating income	$2.31	$2.14	$6.13	$2.80
Earnings per share from net income:
Basic earnings per share	$2.30	$1.95	$7.10	$3.79
Diluted earnings per share	$2.28	$1.93	$7.03	$3.76
Weighted average number of common and common equivalent shares outstanding	69,335	71,391	70,101	72,840

(Unaudited)	At or for the Nine Months Ended September 30,
	2014	2013
Treasury shares	10,472	8,595
Common shares outstanding	68,666	70,543
Book value per share outstanding	$97.28	$83.58
Book value per share outstanding, before impact of AOCI	$75.44	$67.98

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Net premiums	$2,168,285	$2,026,180	$6,452,082	$6,041,029
Investment income, net of related expenses	447,106	369,366	1,262,088	1,238,731
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(246)	(391)	(1,419)	(10,396)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	59	—	(247)
Other investment related gains (losses), net	22,564	(76,133)	226,835	76,792
Total investment related gains (losses), net	22,318	(76,465)	225,416	66,149
Other revenue	78,879	70,734	267,195	235,650
Total revenues	2,716,588	2,389,815	8,206,781	7,581,559
Benefits and expenses:
Claims and other policy benefits	1,855,037	1,714,899	5,540,599	5,434,383
Interest credited	120,952	59,939	347,508	303,767
Policy acquisition costs and other insurance expenses	336,411	268,081	1,100,658	995,943
Other operating expenses	133,737	111,672	372,135	344,581
Interest expense	36,065	30,831	106,360	89,235
Collateral finance facility expense	2,571	2,698	7,731	7,886
Total benefits and expenses	2,484,773	2,188,120	7,474,991	7,175,795
Income (loss) before income taxes	231,815	201,695	731,790	405,764
Income tax expense	73,819	63,740	238,834	131,886
Net income	$157,996	$137,955	$492,956	$273,878
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